UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2017

THE ALKALINE WATER COMPANY INC.
Exact name of registrant as specified in its charter)

Nevada	000-55096	EIN 99-0367049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14646 N. Kierland Blvd., Suite 255
Scottsdale, Arizona 85254
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (480) 656-2423

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2017, our company and its subsidiaries entered into a Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”) with Steven P. Nickolas (“Nickolas”), the Nickolas Family Trust, Water Engineering Solutions, LLC and Enhanced Beverages, LLC, companies and trust that are controlled or owned by Nickolas, (collectively, the “Nickolas Parties”) and McDowell 78, LLC and Wright Investments Group, LLC, a company controlled or owned by Richard A. Wright, (collectively, “Wright/McDowell”).

The Settlement Agreement provides, among other things, the following:

1.	Simultaneous with the full execution of the Settlement Agreement, we agreed to pay Nickolas $110,000 in one lump sum (paid);

2.

From the date of the Settlement Agreement, we agreed to waive the application of our Insider Trading Policy as to Nickolas, thereby removing any black-out periods for all future sales of our common stock by Nickolas;

3.	Within three business date of the full execution of the Settlement Agreement, we agreed to instruct our transfer agent to issue Nickolas 700,000 shares of our common stock (issued);

4.	Within 10 business days of the full execution of the Settlement Agreement, we agreed to issue 300,000 shares of our Series D Preferred Stock (issued);

5.

In exchange of 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Nickolas forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration;

6.

Upon the full execution of the Settlement Agreement, Nickolas and our company agreed to file the stipulations to dismiss the complaints and counterclaim filed by each of them with prejudice, with each side to bear its own costs and attorney’s fees. In addition, our company and Wright/McDowell agreed that they will effectuate the dismissal of an arbitration proceeding against the Nickolas Parties with prejudice, with each side to bear its own attorneys’ fees and costs;

7.	Nickolas surrendered all right, interest or claim to the shares of our common stock owned by WIN Investments, LLC and Lifewater Industries, LLC for no additional consideration;

8.

Nickolas acknowledged and agreed that the employment agreement between Nickolas and our company was terminated as of April 7, 2017 and no further amounts are owed to Nickolas under the employment agreement and we agreed to waive restrictive covenants set out in the employment agreement.

9.	We agreed to assume financial responsibility for the federal tax obligations in the total amount of $45,738.68 owed by Nickolas and certain outstanding invoice in the amount of $21,008.71;

10.

Nickolas acknowledged and agreed that 1,500,000 stock options with an exercise price of $0.52 issued to Nickolas on or about March 1, 2016 has expired and a total of 148,000 stock options issued to Nickolas before 2016 will automatically expire 90 days from October 6, 2017, the date Nickolas ceased being a director of our company;

11.

We agreed that Nickolas will have access to a reasonable amount of Alkaline88 water, not to exceed 30 cases at the time of pickup at our facility, for his personal consumption only at no cost while Nickolas is a direct stockholder of our company and Nickolas will be limited to an average of 20 cases per month for his personal consumption; and

12.	The parties also agreed to mutual release of claims.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Settlement Agreement, we issued 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock to Nickolas. We issued these shares relying on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 2, 2017, we amended the certificate of designation for our Series D Preferred Stock by filing an amendment to certificate of designation with the Secretary of State of the State of Nevada. We amended the certificate of designation for our Series D Preferred Stock to increase the number of shares of our preferred stock designated as Series D Preferred Stock from 3,000,000 to 5,000,000.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On October 31, 2017, holders of 2,150,000 shares of our Series D Preferred Stock, representing approximately 71% of outstanding shares of our Series D Preferred Stock, approved, by written consents, an amendment to the certificate of designation for our Series D Preferred Stock to increase the number of shares of our preferred stock designated as Series D Preferred Stock from 3,000,000 to 5,000,000.

Item 9.01	Financial Statements and Exhibits.

3.1	Certificate of Amendment to Certificate of Designation

10.1

Settlement Agreement and Mutual Release of Claims dated October 31, 2017 with Steven P. Nickolas, Nickolas Family Trust, Water Engineering Solutions, LLC, Enhanced Beverages, LLC, McDowell 78, LLC and Wright Investments Group, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALKALINE WATER COMPANY INC.

/s/ Richard A. Wright
Richard A. Wright
President, Chief Executive Officer and Director

November 6, 2017